Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE Systems, Inc. Acquires Absolute Consulting, Inc.
-- Creates combined company with LTM pro forma revenue of ~$100 million --
-- Strengthens GSE's global leadership in nuclear training and consulting solutions --
-- Adds new capabilities to solution offering and brings highly complementary new customers, while deepening relationships with existing clients --
-- Transaction expected to be immediately accretive to earnings --

Sykesville, MD – September 20, 2017 - GSE Systems, Inc. (GSE or the Company) (NYSE American: GVP), the world leader in real-time high-fidelity simulation systems and provider of training/consulting solutions to the nuclear power industry, today announced that it acquired Absolute Consulting, Inc., a provider of technical consulting and staffing solutions to the global nuclear power industry.

Since its formation in 1997 in Navarre, Florida, Absolute Consulting has established long-term relationships with blue-chip customers primarily in the nuclear power industry.  During the twelve months ending December 31, 2016, Absolute Consulting generated revenue of approximately $40 million, of which over 80% came from the nuclear power industry.  Absolute Consulting employs roughly 200 professionals with expertise in areas such as procedure writing, engineering, technical support, project management, training, project controls, and corrective actions.

Kyle Loudermilk, GSE's President and Chief Executive Officer, said, "The acquisition of Absolute Consulting significantly enhances GSE's position as the 'go to' provider of training and consulting solutions to the power industry, with a particular focus on nuclear power.  Absolute Consulting brings to GSE a collaborative problem-solving culture, a robust recruiting network and highly-regarded technical expertise in areas such as procedure writing and consulting, a natural adjacency for GSE.  As a result, our customers will benefit from expanded capabilities from a trusted solutions provider.  The deal fits squarely within our strategic growth plan, and proves the thesis that GSE is a scalable platform for consolidating a fragmented industry. We are absolutely delighted to have achieved the combination of GSE and Absolute."

Transaction Details
GSE acquired 100% of the equity interests of Absolute Consulting for $8.75 million in cash, subject to a customary post-closing working capital adjustment.  The transaction closed simultaneously with the execution of a stock purchase agreement on September 20, 2017, and is expected to add more than $2 million to GSE's annual Adjusted EBITDA as well as approximately $12 million to GSE's backlog.  The deal is expected to be immediately accretive to GSE's earnings per share, with additional accretion and growth anticipated thereafter based on identified cost and revenue synergies.  For reporting purposes, Absolute Consulting will be included in GSE's Nuclear Industry Training and Consulting segment.

Chris Sorrells, GSE's Chief Operating Officer, commented, "After vetting more than 150 acquisition opportunities over a 12-month period, we believe we have found a terrific fit in Absolute Consulting.  We are purchasing a well-run business, at an attractive price, that addresses a critical challenge in our industry:  the world's aging nuclear workforce.  In addition to advancing our growth strategy, the transaction makes excellent use of our cash on hand and is expected to be accretive to GSE's diluted earnings per share.  Pro-forma for this transaction, GSE's trailing revenues eclipse the $100 million mark for the first time, and we see additional opportunities for similar follow-on deals.  We are well positioned to pursue such opportunities as our balance sheet remains strong, even after the purchase of Absolute Consulting, with estimated pro-forma cash of approximately $15 million and no long-term debt."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power industry. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). We believe that Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate financial results because it excludes certain items not directly related to core operating performance that may, or could, have a disproportionate positive or negative impact on results for any particular period. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. We defined Adjusted EBITDA as EBITDA adjusted for gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, and a bad debt reserve taken due to the Westinghouse bankruptcy.  With respect to Adjusted EBITDA on a forward-looking basis and as a combined company, a reconciliation of the difference between this non-GAAP expectation and the corresponding GAAP measure (expected net income) is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, adjustments to the provision for income taxes, depreciation of fixed assets, amortization of intangibles, costs related to restructuring actions and interest expense, and certain anticipated cost synergies, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802
Devin Sullivan
(212) 836-9608
dsullivan@equityny.com